EXHIBIT 99



FOR IMMEDIATE RELEASE:                       FOR MORE INFORMATION CONTACT:
August 1, 2002                               Media: Annmarie Sartor 318.388.9671
                                             annmarie.sartor@centurytel.com
                                             Investors: Tony Davis 318.388.9525
                                             tony.davis@centurytel.com

CenturyTel Completes Sale of Wireless Operations

MONROE, La. ... CenturyTel (NYSE symbol: CTL) completed the sale of its wireless business today to ALLTEL (NYSE symbol: AT), further positioning CenturyTel for growth in its local exchange telephone business.

     CenturyTel agreed March 19, 2002, to sell its wireless operations to ALLTEL for $1.65 billion in cash. CenturyTel previously provided wireless services in Arkansas, Louisiana, Michigan, Mississippi, Texas and Wisconsin. CenturyTel remains a local telephone, long distance, Internet and DSL provider in these states. CenturyTel will receive $1.57 billion in proceeds from this transaction, which excludes one minority-owned market in which there is a cross-ownership issue. CenturyTel has also received approximately $11 million in proceeds from the sale of wireless interests to parties other than ALLTEL.

     Wireless contracts will be automatically transferred to ALLTEL. Although ALLTEL begins operating the wireless business today, it will use and bill customers under the CenturyTel name until ALLTEL completes a network and billing conversion later this year.

     "Today we close a successful chapter in CenturyTel's history," said Glen F. Post, III, president and CEO of CenturyTel. "Now we enter a new era as one of the leading pure play rural local exchange providers in the country."

    CenturyTel completed the acquisition of about 300,000 telephone lines from Verizon in Alabama on July 1. The company expects to complete the acquisition of about 360,000 telephone lines from Verizon in Missouri on August 31. After the Missouri transaction is completed, CenturyTel will serve approximately 2.5 million access lines.

     CenturyTel, Inc. provides communications services including local exchange, long distance, Internet access and data services to customers in 22 states. The company, headquartered in Monroe, Louisiana, is publicly traded on the New York Stock Exchange under the symbol CTL. CenturyTel is the 8th largest local exchange telephone company, based on access lines, in the United States. Visit CenturyTel's corporate Web site at (www.centurytel.com)